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                                                                   EXHIBIT 10.23



                             THIRD AMENDMENT TO THE
                     CLUBCORP EMPLOYEE STOCK OWNERSHIP PLAN


         WHEREAS, ClubCorp, Inc., formerly Club Corporation International, (the "Company") previously maintained the ClubCorp Stock Investment Plan ("SIP");

         WHEREAS, the Company amended and restated the SIP effective January 1, 1999 into the ClubCorp Employee Stock Ownership Plan ("CCESOP");

         WHEREAS, the Company now desires to amend the CCESOP to: (i) allow employees of the Operations Company for Homestead, Inc. who are ineligible to participate in the Homestead Retirement Plan to participate in the CCESOP; and
(ii) amend the provisions regarding the method of payment of benefits under the CCESOP to clarify that participants may take distribution of their CCESOP account balance in either cash or ClubCorp stock (to the extent invested therein) but not in both; (iii) specify the order by which accounts with company stock will be affected by diversification elections of eligible participants; and (iv) make technical changes in response to a request by the Internal Revenue Service; and

         WHEREAS, the Plan may be amended by the Company pursuant to the provisions of Article XV of the Plan, and the Company desires to amend the Plan.

         NOW, THEREFORE, the CCESOP is amended as follows, effective January 1, 1999:


         1. Existing Section 4.01 is deleted in its entirety, and the following is substituted in its place:

                  "4.01 Employer Contributions. Subject to SECTION 4.07 and SECTIONS 5.06 through 5.09, each Employer's Contribution shall consist of (i) a Matching Contribution attributable to its Employees, (ii) a Discretionary Contribution in such amount as the Board in its sole discretion may authorize for those Participants who are employed by an Employer on the last day of the Plan Year, (iii) any contribution required pursuant to SUBSECTION 10.05(2), and (iv) any Qualified Nonelective Contribution made to satisfy the ACP test. In no event, however, shall total Employer Contributions exceed the maximum deductible contribution under Code Section 404(a), including any amount which may be deductible by the Employer under the carryover provisions of the Code. All Employer Contributions shall be made in the form of cash or shares of Company Stock, as determined in the sole discretion of the Board. Notwithstanding the preceding, the Employees who are employed by Operations Company for Homestead, Inc. shall not be eligible to receive a Matching Contribution or a Discretionary Contribution under this Plan during any




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                  Plan Year in which such Employees are eligible to participate in The Homestead Retirement Plan at any time during such Plan Year."


         2. The second paragraph of existing Subsection 4.05(3)(b)(i) is deleted in its entirety, and the following is substituted in its place:

                         "Excess Contributions are calculated by determining the
                  dollar value of the aggregate of the reductions in the Actual Deferral Percentage for each Highly Compensated Employee that would otherwise be necessary to meet the limitations of SUBSECTIONS 4.05(1) AND 4.05(2). In calculating these Excess Contributions, the following leveling method shall be used. The Actual Deferral Percentage of the Highly Compensated Employee with the highest Actual Deferral Percentage is reduced to the extent required to (i) enable the Plan to satisfy the limitations of SUBSECTIONS 4.05(1) and 4.05(2), or
                  (ii) cause such Highly Compensated Employee's Actual Deferral Percentage to equal the Actual Deferral Percentage of the Highly Compensated Employee with the next highest Actual Deferral Percentage, whichever occurs first. This process must be repeated (taking into consideration previous reductions under this method) until the limitations of SUBSECTIONS 4.05(1) and 4.05(2) are met. The dollar value of the reductions in the Actual Deferral Percentage for each Highly Compensated Employee (rounded to the nearest one cent ($.01)) are then calculated and added together to arrive at the Excess Contributions.

                         The amount of Excess Contributions to be distributed to
                  individual Highly Compensated Employees is determined by applying Excess Contributions to reduce the dollar amount of Pre-Tax Contributions elected by Highly Compensated Employees. In distributing Excess Contributions, the following leveling method shall be used. The Pre-Tax Contributions of the Highly Compensated Employee with the highest dollar amount of Pre-Tax Contributions are reduced to the extent required (i) for the reduction, when added to all previous reductions under this method, to equal the Excess Contributions, or (ii) to cause the dollar value of such Highly Compensated Employee's Pre-Tax Contributions to equal the dollar value of the Highly Compensated Employee with the next highest dollar value of Pre-Tax Contributions, which ever occurs first. This process must be repeated (taking into consideration previous reductions under this method) until the total of all reductions equals the Excess Contribution. The amount of Excess Contributions to be distributed to each affected Highly Compensated Employee is equal to the Pre-Tax Contributions made on behalf of such Employee prior to reduction of the Excess Contributions under the above method, less the Pre-Tax Contributions on behalf of such Employee after reductions made under the above method."



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         3.       Existing Section 6.07 is amended by adding the following
                  sentence to the end of the first paragraph:

                  "When an Eligible Age 55 Participant has made such an election, the Eligible Assets to be converted and transferred shall be so converted and transferred from the Eligible Age 55 Participant's Accounts in the following order, bringing each Account balance to zero before converting and transferring the next Account's balance: (1) After-Tax Contribution Account,
                  (2) Pre-Tax Contribution Account, (3) Employer Divestiture Account, and (4) Employer Contribution Account."


         4. Existing Subsection 11.01(1) is deleted in its entirety, and the following is substituted in its place:

                           "11.01(1) Upon a Participant's: (i) retirement on or
                  after his Normal Retirement Date; (ii) retirement due to Disability; (iii) death; or (iv) Termination of Employment (subject to SECTION 4.09), he or his Beneficiary shall be entitled to payment in an amount determined in accordance with the provisions of ARTICLE 7, 8, 9, or 10. All distributions shall be either solely in cash or solely in whole shares of Company Stock to the extent such Participant's Account is invested in Company Stock, (but not both) as elected by the Participant or his Beneficiary. The amount to which a Participant is entitled shall be paid to him or his Beneficiary or to an Alternate Payee in: (i) a single lump sum distribution; or (ii) installments subject to the limitations set forth in SUBSECTION 11.01(2)."


         5. Existing Section 11.03 is amended by adding the following new Subsection 11.03(4):

                           "11.03(4) "In the event a Participant dies after
                  benefit payments to such Participant have commenced under the Plan, the benefits, if any, to which such deceased Participant's Beneficiary is entitled under the method of payment in effect at the time of such Participant's death shall be distributed at least as rapidly as under such method of payment."


         6. Existing Subsection 11 .07(2)(a) is deleted in its entirety, and the following is substituted in its place:

                           "(a) Eligible Rollover Distribution. An `Eligible
                  Rollover Distribution' is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or


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                  the joint lives (or joint life expectancies) of the
                  Participant and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and, effective for distributions after December 31, 1999, any hardship distribution described in
                  Section 401(k)(2)(B)(i)(IV) of the Code."


         7. Existing Section 14.02 is deleted in its entirety, and the following is substituted in its place:

                           "14.02 Rights and Obligations of the Company and
                  the Employers. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Company and rights and obligations of each other Employer. The rights and obligations specified as belonging to the Company shall belong only to the Company. Each Employer (other than Operations Company for Homestead, Inc. with respect to its Employees who are eligible to participate in The Homestead Retirement Plan) shall have the obligation, as herein provided, to make Matching Contributions and Discretionary Contributions for its own Participants, and no Employer shall have the obligation to make Matching Contributions or Discretionary Contributions for the Participants of any other Employer. Any failure by an Employer to fulfill its own obligations under this Plan shall have no effect upon any other Employer. An Employer may withdraw from this Plan without affecting any other Employer."


                                                  CLUBCORP, INC.


                                                  By: /s/ KIM S. BESSE
                                                     ---------------------------
Date: 7-24-00
      -------                                        Its: Senior Vice President
                                                         -----------------------




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